Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-134450) pertaining to the Luminex Corporation Amended and Restated 2006 Equity Incentive Plan of our reports dated February 24, 2009, with respect to the consolidated financial statements of Luminex Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Luminex Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Austin, Texas
May 18, 2009